EXHIBIT 99.1

PRIME GROUP REALTY TRUST ANNOUNCES TERMINATION OF AGREEMENT REGARDING SALE OF 180 NORTH LASALLE STREET

Chicago, IL. February 19, 2009 – Prime Group Realty Trust (NYSE: PGEPRB) (the “Company”) announced that Younan Properties, Inc. and an affiliate (“Purchaser”), failed to purchase from a subsidiary of the Company (the “Seller”) the Seller’s 180 North LaSalle Street property in Chicago, Illinois (the “Property”), pursuant to the terms of the purchase and sale agreement the parties previously entered into (as amended, the “Agreement”). Pursuant to the terms of the Agreement, the Purchaser was obligated to close the transaction and purchase the Property from the Seller on February 18, 2009. The Purchaser failed to close by that deadline. On February 19, 2009, the Company sent a letter to the Purchaser stating that the Purchaser is in default under the Agreement and that the Seller is terminating the Agreement. Because the Purchaser failed to close the transaction and purchase the Property prior to the February 18, 2009 deadline, the Seller is entitled to retain as liquidated damages the $6.0 million of earnest money that the Purchaser previously deposited with the Seller.

About Prime Group Realty Trust

Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 9 office properties containing an aggregate of 3.4 million net rentable square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns mid-priced extended-stay hotels with approximately 76,000 rooms located in 44 states and Canada. The Company leases and manages approximately 3.4 million square feet comprising all of its wholly-owned properties. In addition, the Company is also the managing agent for the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

About the Lightstone Group

The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Beacon Management, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 680 hotels, 22,000 multifamily units and approximately 20 million square feet of office, industrial and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Employing approximately 14,000 staff and professionals, The Lightstone Group maintains its corporate headquarters in New York with regional offices in New Jersey, Maryland, Illinois and South Carolina. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300